Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated October 16, 2025

Registration Statement No. 333-282933

     Shares of Common Stock

Pre-funded Warrants to Purchase      Shares of Common Stock

Class A Warrants to Purchase      Shares of Common Stock (or Pre-Funded Warrants)

Class B Warrants to Purchase      Shares of Common Stock (or Pre-Funded Warrants)

This free writing prospectus relates only to our underwritten offering of      shares of our common stock and, in lieu of common stock to certain investors that so choose, pre-funded warrants to purchase      shares of common stock, as well as accompanying Class A warrants, or Class A Warrants, to purchase      shares of our common stock (or, for those investors who so choose, pre-funded warrants) and Class B warrants, or Class B Warrants, to purchase      shares of our common stock (or, for those investors who so choose, pre-funded warrants). Except as otherwise indicated, all information in this free writing prospectus assumes no exercise of the pre-funded warrants or Class A and Class B Warrants included in this offering. We refer to the common stock, the pre-funded warrants and the respective accompanying Class A Warrants and Class B Warrants issued in this offering, collectively, as the securities. We refer to the Class A Warrants and Class B Warrants accompanying the common stock and pre-funded warrants as the Class A and Class B Warrants.

This free writing prospectus should be read together with the base prospectus, dated November 13, 2024, included in our Registration Statement on Form S-3 (Registration No. 333-282933), including the documents incorporated by reference therein. The information in this free writing prospectus updates and, to the extent inconsistent, supersedes the information in the base prospectus. This free writing prospectus is qualified in its entirety by reference to the final prospectus supplement, when available, and the accompanying base prospectus, in each case, including the documents incorporated by reference therein.

THE OFFERING

Common stock offered by us	shares. Each share of common stock is being offered and sold together with an accompanying Class A and Class B Warrant as described below.

Pre-funded warrants offered by us	We are also offering, in lieu of shares of our common stock to certain investors, pre-funded warrants to purchase up to shares of our common stock. The purchase price of each pre-funded warrant and accompanying Class A and Class B Warrants equals the price per share at which the shares of common stock and accompanying Class A and Class B Warrants are being sold to the public in this offering, minus the $0.0001 per share exercise price of each such pre-funded warrant. The pre-funded warrants do not expire, and each pre-funded warrant will be exercisable at any time after the date of issuance of such pre-funded warrant, subject to a beneficial ownership limitation described herein. See “Description of Securities We Are Offering.” This free writing prospectus also relates to the offering of the shares of common stock issuable upon exercise of such pre-funded warrants.

The lock-up restrictions described under “Underwriting” will not apply to issuance of common stock by us upon the exercise of the pre-funded warrants during the 60-day period following the date hereof.

Warrants offered by us

The shares of our common stock and pre-funded warrants are being offered with accompanying Class A Warrants to purchase up to      shares of our common stock (or pre-funded warrants in lieu thereof) and Class B Warrants to purchase up to      shares of our common stock (or pre-funded warrants in lieu thereof). The Class A Warrants have an exercise price of $     per share of common stock, or $     per pre-funded warrant, are exercisable at any time after the date of issuance and will expire on the earlier of (i) 30 calendar days following the public release of nine-month median follow-up data from any expansion cohort in our planned Phase 1b study of cemsidomide with elranatamab and (ii) the fifth anniversary of the date of issuance. The Class B Warrants have an exercise price of $     per share of common stock, or $     per pre-funded warrant and are exercisable at any time after the date of issuance and will expire on the fifth anniversary of the date of issuance; provided that we may require the mandatory exercise of the Class B Warrants on or after the six-month anniversary of the date of issuance and so long as the per share closing price of our common stock on The Nasdaq Global Select Market on each of the ten consecutive trading days prior to the date of our notice of mandatory exercise is above $    , subject to certain adjustments. In the event that we require the mandatory exercise of the Class B Warrants, to the extent that the holder would own ownership interests in more than 4.99% (or 9.99% at the initial election of the holder) (which percentage may be decreased or increased up to 19.99% with notice) of our common stock outstanding immediately after giving effect to the exercise, the holder will receive pre-funded warrants instead of shares of common stock. See “Description of Securities We Are Offering.” The shares of common stock, pre-funded warrants and accompanying Class A and Class B Warrants are immediately separable and will be issued separately, but can only be purchased together in the offering. This free writing prospectus also relates to the offering of the shares of our common stock issuable upon the exercise of such Class A and Class B Warrants.

The lock-up restrictions described under “Underwriting” will not apply to issuance of common stock upon the exercise of the Class A and Class B Warrants during the 60-day period following the date hereof.

Nasdaq Global Select Market symbol:	Our common stock is listed on The Nasdaq Global Select Market under the symbol “CCCC.” There is no established public trading market for the Class A and Class B Warrants or the pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Class A and Class B Warrants or the pre-funded warrants on any securities exchange or recognized trading system.

RISK FACTORS

The Class A and Class B Warrants are speculative in nature. You may not be able to recover your investment in the Class A and Class B Warrants, and the Class A and Class B Warrants may expire worthless.

The Class A and Class B Warrants do not confer any rights of our common stock ownership on their holders, such as voting rights, but rather merely represent the right to acquire shares of our common stock at a fixed price for a limited period of time. The Class A Warrants have an exercise price of $     per share of common stock, or $     per pre-funded warrant, are exercisable at any time after the date of issuance and will expire on the earlier of (i) 30 calendar days following the public release of nine-month median follow-up data from any expansion cohort in our planned Phase 1b study of cemsidomide with elranatamab and (ii) the fifth anniversary of the date of issuance. The Class B Warrants have an exercise price of $     per share of common stock, or $     per pre-funded warrant, are exercisable any time after the date of issuance and will expire on the fifth anniversary of the date of issuance; provided that we may require the mandatory exercise of the Class B Warrants on or after the six-month anniversary of the date of issuance and so long as the per share closing price of our common stock on The Nasdaq Global Select Market on each of the ten consecutive trading days prior to the date of our notice of mandatory exercise is above $    , subject to certain adjustments. If the Class A and Class B Warrants expire without being exercised, they will be worthless.

Moreover, following this offering, the market value of the Class A and Class B Warrants, if any, is uncertain and there can be no assurance that the market value of the Class A and Class B Warrants will equal or exceed their imputed offering price. In addition, there can be no assurance that the market price of our common stock will equal or exceed the exercise price of the Class A and Class B Warrants for a sustained period of time or at all, and, consequently, it may not ever be profitable for holders to exercise the Class A and Class B Warrants.

Holders of Class B Warrants purchased in this offering may be mandatorily required to exercise the Class B Warrants by us.

Under the terms of the Class B Warrants, we may require the mandatory exercise of the Class B Warrants, in whole or in part, by delivering a notice to the applicable holders on or after the six-month anniversary of the date of issuance and so long as the per share closing sale price of our common stock on The Nasdaq Global Select Market on each of the 10 consecutive trading days prior to the date of our notice of mandatory exercise is above $    , subject to certain adjustments. In the event we require the mandatory exercise of the Class B Warrants, holders of the Class B Warrants would be required to pay the exercise price of the warrant to purchase the shares of our common stock underlying the Class B Warrants (or pre-funded warrants if, after giving effect to such exercise, receipt of the shares of common stock would cause the aggregate number of shares of common stock beneficially owned by the holder (together with its attribution affiliates) to exceed 4.99% (or 9.99% at the initial election of the holder) of the number of shares of common stock outstanding immediately after giving effect to the exercise) at a time determined by us instead of upon the holder’s decision to exercise.

There is no public market for the pre-funded warrants or Class A and Class B Warrants being offered in this offering.

There is no public trading market for the pre-funded warrants or Class A and Class B Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants or Class A and Class B Warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Global Select Market. Without an active market, the liquidity of the pre-funded warrants and/or Class A and Class B Warrants will be limited.

We will not receive any meaningful amount of additional funds upon the exercise of the pre-funded warrants; however, any exercise would increase the number of shares of our common stock eligible for future resale in the public market and result in dilution to our stockholders.

Each pre-funded warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise or by means of a “cashless exercise” according to a formula set forth in the pre-funded warrant. Accordingly, we will not receive any meaningful additional funds upon the exercise of the pre-funded warrants. To the extent such pre-funded warrants are exercised, additional shares of common stock will be issued for nominal or no additional consideration, which will result in dilution to the then existing holders of our common stock and will increase the number of shares eligible for resale in the public market.

Significant holders or beneficial owners of our common stock may not be permitted to exercise the pre-funded warrants or Class A and Class B Warrants that they hold for common stock.

A holder of the pre-funded warrants or Class A and Class B Warrants will not be entitled to exercise any portion of such pre-funded warrants or Class A and Class B Warrants for common stock if, upon giving effect to such exercise, the holder would beneficially own an aggregate number of shares of our common stock (together with its attribution affiliates) that exceeds 4.99% (or 9.99% at the initial election of the holder) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise, as such percentage ownership is set forth in accordance with the terms of the pre-funded warrants and Class A and Class B Warrants. The Class A and Class B Warrants may still be exercised for pre-funded warrants. A holder of pre-funded warrants may elect to increase the maximum ownership percentage under the pre-funded warrants to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us. As a result, you may not be able to exercise your pre-funded warrants or Class A and Class B Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your pre-funded warrants or Class A and Class B Warrants to realize value, but you may be unable to do so in the absence of an established trading market for the warrants.

Except for the right to participate in certain dividends and distributions, holders of the pre-funded warrants and Class A and Class B Warrants will have no rights as common stockholders until such holders exercise their pre-funded warrants or Class A and Class B Warrants and acquire our common stock.

Until holders of pre-funded warrants or Class A and Class B Warrants acquire shares of our common stock upon exercise, such holders will have no rights with respect to the shares of our common stock underlying such pre-funded warrants and Class A and Class B Warrants, except that holders of pre-funded warrants and Class A and Class B Warrants are entitled to participate in certain distributions, including cash dividends, if any, to all holders of our common stock for no consideration. Upon exercise of their respective pre-funded warrants or Class A and Class B Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the Class A and Class B Warrants, holders will only be able to exercise such warrants on a “cashless basis.”

If we do not maintain a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the Class A and Class B Warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis” provided that an exemption from registration is available. As a result, the number of shares of our common stock that holders will receive upon exercise of the Class A and Class B Warrants will be fewer than it would have been had such holder exercised the warrant for cash, and holders may be limited in their ability to immediately sell shares upon exercise subject to volume or other securities law limitations. Further, if an exemption from registration is not available and we do not otherwise consent to a request for cashless exercise, holders would not be able to exercise on a cashless basis and would only be able to exercise their Class A and Class B Warrants for cash if a current and effective registration statement relating to the shares of our common stock issuable upon exercise of the Class A and Class B Warrants is available.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common stock (or pre-funded warrants in lieu thereof) and accompanying Class A and Class B Warrants in this offering will be approximately $     million, excluding any future exercises of pre-funded warrants and Class A and Class B Warrants, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We will receive nominal proceeds, if any, from the exercise of the pre-funded warrants. If all of the Class A and Class B Warrants sold in this offering were to be exercised in cash for shares of our common stock at an exercise price per share equal to $    , we would receive additional proceeds of approximately $     million. We cannot predict when or if the Class A and Class B Warrants will be exercised. We may require the mandatory exercise of Class B Warrants on or after the six-month anniversary of the date of issuance and so long as the per share closing sale price of our common stock on The Nasdaq Global Select Market on each of the ten consecutive trading days prior to the date of our notice of mandatory exercise is above $    , subject to certain adjustments; however, we cannot predict if the market price of our common stock will satisfy this condition. It is also possible that the Class A and Class B Warrants may expire and may never be exercised.

As of June 30, 2025, we had cash and cash equivalents and marketable securities of $223.0 million. We currently intend to use the net proceeds from this offering, together with our existing cash and cash equivalents and marketable securities, to primarily fund our ongoing and planned clinical trials of cemsidomide, other research and development activities, and for working capital and general corporate purposes.

Based on our current plans, we believe our existing cash and cash equivalents and marketable securities of $223.0 million as of June 30, 2025, together with future payments expected to be received under existing collaboration agreements and the net proceeds from this offering will be sufficient to fund our existing operating plan to the end of 2028.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this free writing prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures and the extent of clinical development may vary significantly depending on numerous factors, including the timing and progress of our development, the status of and results from preclinical studies or clinical trials we may commence in the future, as well as any collaborations that we may enter into with third parties for our product candidates or strategic opportunities that become available to us and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending our use of proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation instruments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares of common stock, Class A and Class B Warrants and pre-funded warrants issued pursuant to this offering. This discussion applies only to shares of our common stock, Class A and Class B Warrants and pre-funded warrants that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving shares of our common stock, Class A and Class B Warrants or pre-funded warrants in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income, the special tax accounting rules under Section 451(b) of the Code and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

∎	financial institutions or financial services entities;

∎	broker-dealers;

∎	governments or agencies or instrumentalities thereof;

∎	regulated investment companies;

∎	real estate investment trusts;

∎	expatriates or former long-term residents of the U.S.;

∎	persons that actually or constructively own five percent or more of our voting shares;

∎	insurance companies;

∎	dealers or traders subject to a mark-to-market method of accounting with respect to shares of our common stock;

∎	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

∎	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

∎	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

∎	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the U.S. Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or arrangements classified as partnerships for U.S. federal income tax purposes or persons who hold shares of our common stock through such entities or arrangements. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for U.S. federal income tax purposes) is the beneficial owner of shares of our common stock, Class A and Class B Warrants or pre-funded warrants, the U.S. federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding shares of our common stock, Class A and Class B Warrants or pre-funded warrants, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, CLASS A AND CLASS B WARRANTS OR PRE-FUNDED WARRANTS. EACH PROSPECTIVE INVESTOR IN SHARES OF OUR COMMON STOCK, CLASS A AND CLASS B WARRANTS OR PRE-FUNDED WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK, CLASS A AND CLASS B WARRANTS OR PRE-FUNDED WARRANTS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

Allocation of Purchase Price

For U.S. federal income tax purposes, each share of common stock (or, in lieu of common stock, pre-funded warrants) and the Class A and Class B Warrants issued pursuant to this offering will be treated as an “investment unit” consisting of one share of common stock or pre-funded warrant, as applicable and the Class A and Class B Warrants to acquire our common stock (or pre-funded warrants). The purchase price for each investment unit will be allocated between these components in proportion to their relative fair market values at the time the unit is purchased by the holder. This allocation of the purchase price for each unit will establish the holder’s initial tax basis for U.S. federal income tax purposes in the share of common stock (or, in lieu of common stock, pre-funded warrants) and the Class A and Class B Warrants included in each unit. The separation of the share of common stock (or, in lieu of common stock, pre-funded warrants) and the Class A and Class B Warrants included in a unit should not be a taxable event for U.S. federal income tax purposes. Each holder should consult his, her or its own tax advisor regarding the allocation of the purchase price between the common stock (or, in lieu of common stock, pre-funded warrants) and the Class A and Class B Warrants.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock, Class A and Class B Warrants or pre-funded warrants who or that is, for U.S. federal income tax purposes:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

∎	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

∎

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

General Treatment of Pre-Funded Warrants. Although it is not entirely free from doubt, because the exercise price of the pre-funded warrants is a nominal amount, a pre-funded warrant generally should be treated as a share of our common stock for U.S. federal income tax purposes and a holder of a pre-funded warrant generally should be taxed in the same manner as a holder of common stock. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the share of common stock received. Similarly, the tax basis of a pre-funded warrant should carry over to the share of common stock received upon exercise, increased by the exercise price (if applicable). This position is not binding on the IRS, however, and the IRS may treat the pre-funded warrants as warrants to acquire our common stock and, if so, the amount and character of a holder’s gain with respect to an investment in our pre-funded warrants could change. Each holder of pre-funded warrants should consult his, her or its own tax advisor regarding the risks associated with the acquisition of pre-funded warrants pursuant to this offering, as well as the exercise of, certain adjustments to, and any payments in respect of the pre-funded warrants (including potential alternative characterizations).

Taxation of Distributions on our Common Stock and Pre-Funded Warrants. If we pay distributions on our common stock or pre-funded warrants to a U.S. holder in cash or other property (other than certain distributions of our stock or rights to acquire our stock), such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock (or pre-funded warrants). Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock (or pre-funded warrants) and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock, Class A and Class B Warrants and Pre-Funded Warrants” below. Dividends we pay on our common stock or pre-funded warrants to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay on our common stock or pre-funded warrants to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. Any such distributions will also be subject to the discussions under “U.S. Holders—Information Reporting and Backup Withholding” below.

Certain Adjustments to the Class A and Class B Warrants and Pre-Funded Warrants. The number of shares of common stock issued upon the exercise of the Class A and Class B Warrants or pre-funded warrants and the exercise price of Class A and Class B Warrants or pre-funded warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings and profits may in some circumstances, result in a constructive distribution to such holder. In addition, a U.S. holder of a Class A or Class B Warrant or pre-funded warrant is entitled to receive certain distributions paid with respect to common stock prior to the exercise of the Class A or Class B Warrant or pre-funded warrant, as applicable, and, in such case, would be taxed in the same manner as a U.S. holder of common stock that receives such a distribution as described under “U.S. Holders—Taxation of Distributions on our Common Stock and Pre-Funded Warrants” above. However, under certain circumstances, it is possible for the distributions to be held in abeyance for the U.S. holder until a Class A or Class B Warrant or pre-funded warrant (as applicable) is exercised or the ownership limitations (described under “Description of Securities We Are Offering”) would not be exceeded, at which time such U.S. holder shall be entitled to receive distributions. It is possible that such entitlement to distributions could cause the declaration of a distribution on our common stock to be currently taxable to U.S. holders of Class A and Class B Warrants or pre-funded warrants (as applicable), including under the principles governing Section 305 of the Code, even though the U.S. holders will not receive such distributions until a future date. Investors should consult their tax advisors regarding the proper treatment of any adjustments and any distributions with respect to the Class A and Class B Warrants or pre-funded warrants.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock, Class A and Class B Warrants and Pre-Funded Warrants. Upon a sale or other taxable disposition of our common stock, Class A and Class B Warrants (other than by exercise) or pre-funded warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock, Class A and Class B Warrants or pre-funded warrants (as applicable). Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock, Class A and Class B Warrants or pre-funded warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the common stock, Class A and Class B Warrants or pre-funded warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who recognize losses with respect to a sale, exchange or other taxable disposition of our common stock, Class A and Class B Warrants or pre-funded warrants should consult their own tax advisors regarding the tax treatment of such losses.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock, Class A and Class B Warrants or pre-funded warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock, Class A and Class B Warrants or pre-funded warrants generally will equal the U.S. holder’s acquisition cost for the common stock less any prior distributions treated as a return of capital.

Exercise or Expiration of Class A and Class B Warrants. In general, a U.S. holder will not be required to recognize income, gain or loss upon the exercise of a Class A or Class B Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A U.S. holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the U.S. holder’s tax basis in the Class A or Class B Warrant and (2) the exercise price of the Class A or Class B Warrant. A U.S. holder’s holding period in the stock received upon exercise will commence on the day or the day after such U.S. holder exercises the Class A or Class B Warrant. No discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Class A or Class B Warrant on a cashless basis, and U.S. holders are urged to consult their tax advisors as to the exercise of a Class A or Class B Warrant on a cashless basis.

If a Class A or Class B Warrant expires without being exercised, a U.S. holder will recognize a capital loss in an amount equal to such U.S. holder’s tax basis in the Class A or Class B Warrant. This loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in the Class A or Class B Warrant is more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends (including constructive dividends) paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, Class A and Class B Warrants or pre-funded warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock, Class A and Class B Warrants or pre-funded warrants who or that is for U.S. federal income tax purposes:

∎	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

∎	a foreign corporation; or

∎	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of shares of our common stock.

Taxation of Distributions on our Common Stock and Pre-Funded Warrants. In general, any distributions we make to a Non-U.S. holder of our common stock or pre-funded warrants, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock or pre-funded warrants

(as applicable), and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis in such shares or pre-funded warrants, as gain realized from the sale or other disposition of the common stock or pre-funded warrants (as applicable), which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock, Class A and Class B Warrants and Pre-Funded Warrants” below. The withholding tax does not apply to dividends paid to a Non-U.S. holder of common stock or pre-funded warrants who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate). Any such distributions will also be subject to the discussions under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders—FATCA Withholding Taxes” below.

Certain Adjustments to the Class A and Class B Warrants and Pre-Funded Warrants. The number of shares of common stock issued upon the exercise of the Class A and Class B Warrants or pre-funded warrants and the exercise price of the Class A and Class B Warrants or pre-funded warrants are subject to adjustment in certain circumstances. Adjustments (or failure to make adjustments) that have the effect of increasing a Non-U.S. holder’s proportionate interest in our assets or earnings and profits may in some circumstances, result in a constructive distribution to such Non-U.S. holder. A Non-U.S. holder of a Class A or Class B Warrant or pre-funded warrant is also entitled to receive certain distributions paid with respect to common stock prior to the exercise of the Class A or Class B Warrant or pre-funded warrant (as applicable) and, in such case, would be taxed in the same manner as a Non-U.S. holder of common stock that receives such a distribution as described under “Non-U.S. Holders—Taxation of Distributions on our Common Stock and Pre-Funded Warrants” above. However, under certain circumstances, it is possible for the distributions to be held in abeyance for the Non-U.S. holder until a Class A or Class B Warrant or pre-funded warrant is exercised or the ownership limitations (described under “Description of Securities We Are Offering”) would not be exceeded, at which time such Non-U.S. holder shall be entitled to receive distributions. It is possible that such entitlement to distributions could cause the declaration of a distribution on our common stock to be currently taxable to Non- U.S. holders of Class A and Class B Warrants or pre-funded warrants, including under the principles governing Section 305 of the Code, even though the Non-U.S. holders will not receive such distributions until a future date. Investors should consult their tax advisors regarding the proper treatment of any adjustments and any distributions with respect to the Class A and Class B Warrants or pre-funded warrants.

In addition, Treasury Regulations governing “dividend equivalents” under Section 871(m) of the Code may apply to the Class A and Class B Warrants and pre-funded warrants. Under those Treasury Regulations, an implicit or explicit payment under the Class A and Class B Warrants or prefunded warrants that references a dividend distribution on our common stock generally would be taxable to a Non-U.S. holder as described under “Non-U.S. Holders—Taxation of Distributions on our Common Stock and Pre-Funded Warrants” above. Such dividend equivalent amount would be taxable and subject to withholding whether or not there is actual payment of cash or other property, and we may satisfy any withholding obligations we have in respect of the Class A and Class B Warrants or pre-funded warrants by withholding from other amounts due to a Non-U.S. holder.

Non-U.S. holders are encouraged to consult their own tax advisors regarding the proper treatment of any adjustments and the application of Section 871(m) of the Code to the Class A and Class B Warrants and pre-funded warrants.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock, Class A and Class B Warrants and Pre-Funded Warrants. Subject to the discussion under “Non-U.S. Holders—Information Reporting and Backup Withholding” and “Non-U.S. Holders— FATCA Withholding Taxes” below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, Class A and Class B Warrants (other than by exercise) or pre-funded warrants, unless:

∎

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

∎

we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock.

Determining whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. We believe that we are not currently, and do not anticipate becoming, a USRPHC for U.S. federal income tax purposes, although there can be no assurance we will not in the future become a USRPHC. If we are or become a USRPHC and the “regularly traded” exception noted above does not apply to the disposition, a Non-U.S. holder will generally be taxed on any gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, Class A and Class B Warrants or pre-funded warrants in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. Prospective investors are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate). If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other taxable disposition of our common stock, Class A and Class B Warrants or pre-funded warrants will be subject to tax at generally applicable U.S. federal income tax rates.

Exercise or Expiration of Class A and Class B Warrants. In general, a Non-U.S. holder will not be required to recognize income, gain or loss upon the exercise of a Class A and Class B Warrant by payment of the exercise price, except to the extent of cash paid in lieu of a fractional share. A Non-U.S. holder’s tax basis in a share of common stock received upon exercise will be equal to the sum of (1) the Non-U.S. holder’s tax basis in the Class A and Class B Warrant and (2) the exercise price of the Class A and Class B Warrant. A Non-U.S. holder’s holding period in the stock received upon exercise will commence on the day or the day after such Non-U.S. holder exercises the Class A and Class B Warrant. However, no discussion is provided herein regarding the U.S. federal income tax treatment on the exercise of a Class A and Class B Warrant on a cashless basis, and Non-U.S. holders are urged to consult their tax advisors as to the exercise of a Class A and Class B Warrant on a cashless basis.

If a Class A and Class B Warrant expires without being exercised, a Non-U.S. holder that is engaged in a U.S. trade or business to which any income from the Class A and Class B Warrant would be effectively connected or who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the expiration occurs (and certain other conditions are met) will recognize a capital loss in an amount equal to such Non- U.S. holder’s tax basis in the Class A and Class B Warrant.

Receipt of Property Upon Exercise of Class A and Class B Warrants and Pre-Funded Warrants. The taxation of other property (other than common shares) received with respect to a Class A and Class B Warrant or pre-funded warrant on exercise is unclear. It is possible that such a receipt of property would be treated as a distribution on common stock, although other treatments also may be possible, such as “boot” in a recapitalization. Investors should consult their tax advisors regarding the proper treatment of any such receipt of property (other than common shares) in respect of the Class A and Class B Warrants or pre-funded warrants on exercise.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of distributions (including constructive distributions) and the proceeds from a sale or other disposition of our shares of common stock, Class A and Class B Warrants or pre-funded warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS. Non-U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

FATCA Withholding Taxes. Provisions under the Code commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock, Class A and Class B Warrants and pre-funded warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non- U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. In addition, the U.S. Treasury released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of our common stock, Class A and Class B Warrants or pre-funded warrants. In the preamble to such proposed regulations, the U.S. Treasury stated that taxpayers (including withholding agents) may generally rely on the proposed regulations until final regulations are issued. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in shares of our common stock, Class A and Class B Warrants or pre-funded warrants.

DESCRIPTION OF SECURITIES WE ARE OFFERING

Pre-Funded Warrants

The following is a brief summary of certain terms and conditions of the pre-funded warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the pre-funded warrants.

Form

The pre-funded warrants will be issued as individual warrant agreements to investors. The form of pre-funded warrant will be filed as an exhibit to a Current Report on Form 8-K that we expect to file with the SEC.

Term

The pre-funded warrants will not expire.

Exercisability

The pre-funded warrants will be exercisable at any time on or after their original issuance. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly signed exercise notice and by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. As an alternative to payment in immediately available funds, the holder may, in its sole discretion, elect to exercise the pre-funded warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the pre-funded warrant. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the fair market value of the common stock on the exercise date.

Exercise Limitations

We shall not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its Attribution Parties (as defined below)) to exceed 4.99% (or 9.99% at the initial election of the holder) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise, as such percentage ownership is set forth in accordance with the terms of the pre-funded warrants. However, any holder of a pre-funded warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us. For purposes of the foregoing, “Attribution Parties” means, collectively, the following persons and entities with respect to any holder: (i) its direct or indirect affiliates, (ii) any person acting or who could be deemed to be acting as a Section 13(d) “group” together with the holder or any Attribution Parties and (iii) any other persons whose beneficial ownership of our common stock would or could be aggregated with the holder and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended.

Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.0001 per share of common stock. The exercise price of the pre-funded warrants and the number of shares of our common stock issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock. The exercise price of the pre-funded warrants will not be adjusted below the par value per share of our common stock.

Transferability

Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent. The ownership of the pre-funded warrants and any transfers of the pre-funded warrants will be registered in a warrant register maintained by the warrant agent. We will initially act as warrant agent for the pre-funded warrants.

Exchange Listing

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the pre-funded warrants on The Nasdaq Global Select Market or any other national securities exchange or any nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants will be limited.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of our capital stock, or any person or group becoming the beneficial owner of more than 50% of the voting power of our capital stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the pre-funded warrants.

Rights as a Stockholder

Except for the right to participate in certain dividends and distributions and as otherwise provided in the pre-funded warrants or by virtue of a holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

Class A Warrants

The following is a brief summary of certain terms and conditions of the Class A Warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the Class A Warrants.

Form

The Class A Warrants will be issued as individual warrant agreements to investors. The form of Class A Warrant will be filed as an exhibit to a Current Report on Form 8-K that we expect to file with the SEC.

Term

The Class A Warrants are exercisable at any time after the date of issuance and will expire on the earlier of (i) 30 calendar days following the public release of nine-month median follow-up data from any expansion cohort in our planned Phase 1b study of cemsidomide with elranatamab and (ii) the fifth anniversary of the date of issuance.

Exercise Price

The initial exercise price per whole share of our common stock purchasable upon the exercise of the Class A Warrants is $     per share of common stock (or, if the purchaser elects pre-funded warrants in lieu of common stock, $     per pre-funded warrant). The exercise price of the Class A Warrants and the number of shares of our common stock (or, if the purchaser elects, pre-funded warrants) issuable upon exercise of the Class A Warrants is subject to appropriate adjustment in the event of certain stock dividends, subdivisions, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Exercisability

Except as noted below, the Class A Warrants will be exercisable solely by means of a cash exercise, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the applicable exercise price in immediately available funds for the number of shares of our common stock (or pre-funded warrants) purchased upon such exercise. If, at the time a holder exercises its Class A Warrants, there is no effective registration statement registering, with a current prospectus available for, the issuance of the shares of common stock underlying such Class A Warrant or prior consent has been provided by us, then a holder may, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect to exercise the Class A Warrants through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Class A Warrant; provided that if we consent to a cashless exercise for one holder of Class A Warrants, a similar allowance for cashless exercise shall be provided to all holders of Class A Warrants. No fractional shares of our common stock will be issued in connection with the exercise of a Class A Warrant. In lieu of any fractional shares, we will pay cash equal to the product of such fraction multiplied by the fair market value of one share underlying such Class A Warrant.

Exercise Limitations

We shall not effect the exercise of any Class A Warrant, and a holder will not be entitled to exercise any portion of any Class A Warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its Attribution Parties (as defined below)) to exceed 4.99% (or 9.99% at the initial election of the holder) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise, as such percentage ownership is set forth in accordance with the terms of the Class A Warrants, or the Class A Beneficial Ownership Limitation. However, any holder of a Class A Warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us. For purposes of the foregoing, “Attribution Parties” means, collectively, the following persons and entities with respect to any holder: (i) its direct or indirect affiliates, (ii) any person acting or who could be deemed to be acting as a Section 13(d) “group” together with the holder or any Attribution Parties and (iii) any other persons whose beneficial ownership of our common stock would or could be aggregated with the holder and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended.

Transferability

Subject to applicable laws, the Class A Warrants may be offered for sale, sold, transferred or assigned without our consent. The ownership of the Class A Warrants and any transfers of the Class A Warrants will be registered in a warrant register maintained by the warrant agent. We will initially act as warrant agent for the Class A Warrants.

Exchange Listing

We do not plan on applying to list the Class A Warrants on The Nasdaq Global Select Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Class A Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of our capital stock, or any person or group becoming the beneficial owner of more than 50% of the voting power of our capital stock, the holders of the Class A Warrants will be entitled to receive upon exercise of the Class A Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class A Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Class A Warrants.

Rights as a Stockholder

Except for the right to participate in certain dividends and distributions and as otherwise provided in the Class A Warrants or by virtue of a holder’s ownership of shares of our common stock, the holder of a Class A Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Class A Warrant.

Class B Warrants

The following is a brief summary of certain terms and conditions of the Class B Warrants being offered in this offering. The following description is subject in all respects to the provisions contained in the Class B Warrants.

Form

The Class B Warrants will be issued as individual warrant agreements to investors. The form of Class B Warrant will be filed as an exhibit to a Current Report on Form 8-K that we expect to file with the SEC.

Term

The Class B Warrants are exercisable at any time after the date of issuance and will expire on the fifth anniversary of the date of issuance.

Exercise Price

The initial exercise price per whole share of our common stock purchasable upon the exercise of the Class B Warrants is $     per share of common stock (or, if the purchaser elects pre-funded warrants in lieu of common stock, $     per pre-funded warrant). The exercise price of the Class B Warrants and the number of shares of our common stock (or, if the purchaser elects, pre-funded warrants) issuable upon exercise of the Class B Warrants is subject to appropriate adjustment in the event of certain stock dividends, subdivisions, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock.

Exercisability

Except as noted below, the Class B Warrants will be exercisable solely by means of a cash exercise, in whole or in part by delivering to us a duly executed exercise notice and by payment in full of the applicable exercise price in immediately available funds for the number of shares of our common stock (or pre-funded warrants) purchased upon such exercise. If, at the time a holder exercises its Class B Warrants, there is no effective registration statement registering, with a current prospectus available for, the issuance of the shares of common stock underlying such Class B Warrant or prior consent has been provided by us, then a holder may, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect to exercise the Class B Warrants through a cashless exercise, in which the holder would receive upon such exercise the net number of shares of our common stock determined according to the formula set forth in the Class B Warrant; provided that if we consent to a cashless exercise for one holder of Class B Warrants, a similar allowance for cashless exercise shall be provided to all holders of Class B Warrants. No fractional shares of our common stock will be issued in connection with the exercise of a Class B Warrant. In lieu of any fractional shares, we will pay cash equal to the product of such fraction multiplied by the fair market value of one share underlying such Class B Warrant.

Exercise Limitations

We shall not effect the exercise of any Class B Warrant, and a holder will not be entitled to exercise any portion of any Class B Warrant that, upon giving effect to such exercise, would cause the aggregate number of shares of our common stock beneficially owned by the holder (together with its Attribution Parties (as defined below)) to exceed 4.99% (or 9.99% at the initial election of the holder) of the number of shares of our common stock that would be outstanding immediately after giving effect to the exercise, as such percentage ownership is set forth in accordance with the terms of the Class B Warrants, or the Class B Beneficial Ownership Limitation. However, any holder of a Class B Warrant may increase or decrease such percentage to any other percentage not in excess of 19.99% upon at least 61 days’ prior notice from the holder to us. For purposes of the foregoing, “Attribution Parties” means, collectively, the following persons and entities with respect to any holder: (i) its direct or indirect affiliates, (ii) any person acting or who could be deemed to be acting as a Section 13(d) “group” together with the holder or any Attribution Parties and (iii) any other persons whose beneficial ownership of our common stock would or could be aggregated with the holder and/or any other Attribution Parties for purposes of Section 13(d) or Section 16 of the Securities Exchange Act of 1934, as amended.

Mandatory Exercise

On or after the six-month anniversary of the date of issuance of the Class B Warrants, and for so long as the per share closing price of our common stock on The Nasdaq Global Select Market on each of the ten consecutive trading days prior to the date of the Mandatory Exercise Notice (as defined below) is above $    , or the Mandatory Exercise Price Minimum, we may require the mandatory exercise of the Class B Warrants (by way of cash or cashless exercise, at our option), in whole or in part, by delivering a notice of mandatory exercise to the holders, or the Mandatory Exercise Notice. The Mandatory Exercise Price Minimum is subject to appropriate adjustment in the event of certain stock dividends, subdivisions, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock. In the event that we require the mandatory exercise of the Class B Warrants, to the extent that the holder would own more than the Class B Beneficial Ownership Limitation, the holder would receive a pre-funded warrant for those number of shares of common stock which would cause the holder to exceed than the Class B Beneficial Ownership Limitation. In addition to being entitled to exercise all rights granted by law and under the Class B Warrant, including recovery of damages, we are entitled to specific performance of our rights under the Class B Warrant, without the necessity of proving the inadequacy of monetary damages as a remedy or the posting of a bond.

Transferability

Subject to applicable laws, the Class B Warrants may be offered for sale, sold, transferred or assigned without our consent. The ownership of the Class B Warrants and any transfers of the Class B Warrants will be registered in a warrant register maintained by the warrant agent. We will initially act as warrant agent for the Class B Warrants.

Exchange Listing

We do not plan on applying to list the Class B Warrants on The Nasdaq Global Select Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Class B Warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of the voting power of our capital stock, or any person or group becoming the beneficial owner of more than 50% of the voting power of our capital stock, the holders of the Class B Warrants will be entitled to receive upon exercise of the Class B Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Class B Warrants immediately prior to such fundamental transaction without regard to any limitations on exercise contained in the Class B Warrants.

Rights as a Stockholder

Except for the right to participate in certain dividends and distributions and as otherwise provided in the Class B Warrants or by virtue of a holder’s ownership of shares of our common stock, the holder of a Class B Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Class B Warrant.